EXHIBIT 5.1

                                  [Letterhead]

                                February 7, 2002

Genus, Inc.
1139 Karlstad Drive
Sunnyvale, California 94089

     RE: REGISTRATION STATEMENT ON FORM S-3

Ladies  and  Gentlemen:

     We have examined the registration statement on Form S-3 to be filed with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of a resale offering of 3,871,330 shares of your common stock and 580,696 shares of common stock to be issued upon the exercise of warrants to purchase your common stock. We have examined the proceedings taken in connection with the sale and issuance of the above-referenced shares and warrants.

     It is our opinion that (i) the shares have been legally and validly issued and are fully paid and non-assessable, and (ii) the warrants have been legally and validly issued, and in accordance with the terms and provisions in the warrants, the common shares issued upon exercise of the warrants will be legally and validly issued, and will be fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the registration statement, and further consent to the use of our name wherever appearing in the registration statement, including the prospectus constituting a part thereof, and any amendment thereto.


                                           Very  truly  yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation

                                           /s/  WILSON SONSINI GOODRICH & ROSATI


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